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Re: Officer's Certificate

Dear Sir/Madam:

The undersigned Officer certifies the following for the 1999 fiscal year.

(A) I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the applicable Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer
    Guide and to the best of this Officers' knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported as appropriate and is set forth below.

    Exceptions:


(B) The Servicer is currently an approved FNMA or FHLMC servicer in good standing;

(C) The Fidelity Bond and the Errors and Omissions Insurance Policy required under the terms of the applicable Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Service Guide are in full force and effect and a copy of the related declaration page evidencing such policy is enclosed herewith;


(D) All Custodial Accounts have been reconciled in accordance with the terms of the applicable Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide.



This certification covers the period of January 1, 1999 through December 31, 1999.


AMERIQUEST MORTGAGE COMPANY


By:    Elaine Stangl
Title: Executive Vice President,
       Loan Servicing


505 S. Main Street, Suite 6000, Orange, California 92868-4509  (714) 543-5262